INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated April 30, 2001 on the financial statements of Village II Acquisition Corporation included in and made part of the registration statement of Village
II Acquisition Corporation dated November 20, 2001.

November 22, 2001

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant